INVESTIGATION AND REPORT

                                   ON

                   PHASE I ENVIRONMENTAL RISK AUIDIT (ERA)

           PROPOSED SENIOR RETIREMENT COMMUNITIES, INC., PROPERTY
                            4590 U.S. HWY 80 E
                            RUSTON, LOUISIANA


                                 FOR:

                    MRS. JOANNE M. CALDWELL, PRESIDENT
                    SENIOR RETIREMENT COMMUNITIES, INC.
                            507 TRENTON ST.
                         West Monroe, LA 71291
                           (318) 325-5462


                                BY
                        KARL M. WALLACE, P.E.
                       ENVIRONMENTAL ENGINEER

                         ROUTE 2 BOX 163B
                       DOWNSVELLE, LA 71234
                          (318)-396-2197


                         November 4, 1997

                     KARL M. WALLACE, P.E.
                    ENVIRONMENTAL ENGINEER
                      ROUTE 2 BOX 163B
                    DOWNSVILLE, LA 71234
                      (318)-396-2197
                     November 4, 1997


Mrs. Joanne M. Caldwell, President
Senior Retirement Communities, Inc.
507 Trenton St.
West Monroe, LA 71291

RE:     Phase I Environmental Risk Audit (ERA)
        Proposed Senior Retirement Communities, Inc., Property
        4590 U.S. Hwy 80 E(Section 20-Township 18 North-Range 2 West) Ruston, LA 71270

A.     SCOPE:

The scope of this Environmental Risk Audit (ERA) consists of a general site inspection, review of the site's history, review of Public Records, and contacts with people familiar with the site to determine if there is any environmental problem or liability. The site is located on the North side of U.S. Hwy 80, 0.25 miles East of, Ruston, La.

B.    REFERENCES:

B.1   "Standard Building Code' by Southern Building Code Congress
      International, Inc., 1994 edition.

B.2   The following Federal Rules and Regulations:

      1.  Solid Waste Disposal Act (SWDA) of 1976, as amended.

      2. U.S. Environmental Protection Agency (EPA) Implementing Regulations 40 CFR Parts 50, 51, 52 & 61(CAA),Parts 100-149 and Parts 240-265.

      3.  Federal Water Pollution Control Act of 1972, as amended.

B.3   The following Louisiana Rules and Regulations:

      1.  La. Administrative Code, Volumes 11 & 12, Air Quality.

      2.  La. Administrative Code, Volume 13, Hazardous Waste.

      3. La. Administrative Code, Volume 14, Solid Waste, Underground Storage Tanks, Water Resources.

      4.  La. Administrative Code, Volume 15, Nuclear Energy.

C.    INVESTIGATION:

C.1 Mrs. Joanne Caldwell retained this firm to conduct a Phase I Environmental Risk Audit (ERA) of subject property before finalizing property development. At the date of this investigation, the site contained heavy vegetative growth consisting of trees and brush in the all portions of the parcel, and one small Louisana Department of Agriculture & Forestry building on an improved lot with gravel driveway in the Southeast portion of the parcel.

C.2   Information relative to the ERA is as follows:

C.2.1 Location: The site investigated is more specifically described as follows: A 26.40 acre tract lying in Section 20, T18N-R2W, Lincoln Parish, Louisiana, and numbered 4590 U.S. Hwy 80 E.

C.2.2 Visual Site Reconnaissance: A visual inspection was performed at the site on November 4, 1997.

C.2.3 Records Search: A records search was conducted on Public Records contained in the Clerk of Court and Tax Assessors Office in the Lincoln Parish Courthouse.

C.2.4 Review of Past and Present Land Use: A review was made of aerial photos owned by the Lincoln Parish Office of the Soil Conservation Service, United States Department of Agriculture.

C.2.5 Soil Survey: A brief soil survey was conducted on the site to determine the suitability of this site to have supported extensive agriculture in it's history.

C.3 Adequate data was obtained to construct a current and historical review of the site.

D.    DISCUSSION:

D.1 General: The Environmental Risk Audit (ERA) is an investigation of the site to determine if contaminants are present.

D.1.1 Records Search: Detailed ownership history was studied from the public record including prior use and activities and descriptions of the property and adjacent pertinent property. Property descriptions and chain-of-title records were reviewed. The site has had minor agricultural use and has served as a office site for the LA Deptartment Agriculture & Forestry. Aerial photographs confirm this use of the site. Interviews with public employees confirm the same site usage.

D.1.2 Visual Inspection: Attention was given to readily apparent environmental indicators. Particular concerns were distressed vegetation, ground stains, trash, landfills, noxious odors, depressions, and evidence of any below grade tanks or other potential contaminant sources. None were evident. Contact was made and verification was given by Officials of the Louisiana Department of Environmental Quality that no enviromental hazards existed on the site.

D.1.3 Soil Suitability for Farming: The site contains Ruston-Shubuta-Lucy Association soil, a loamy and clayey acid soil with 1 to 12 percent slopes. It is strongly acid in the root zone thus limiting crops and requiring large quantities of lime and fertilizer to have optimum production. The soils in the site are most suitable for pasture and woodland and only moderately well suited to cultivated crops with erosion control needed. It is very unlikely that the site was ever used for extensive farming nor is there any likelihood of pesticide and herbicide residues.

D.1.4 Check for Specific Contaminants: The specific contaminants of interest in this report were asbestos, lead-based paint, volatile organic compounds such as methyl ethyl ketone, semivolatile organic compounds such as o-Cresol, pesticides/herbicides/PCB's such as toxaphene, and metals/inorganic compounds such as mercury. No evidence appeared to require specific tests for these contaminants.

E. CONCLUSION: Based on this investigation, which was performcd according to generally accepted standards in the profession, the site does not appear to have any detectible contaminants.

F. RECOMMENDATIONS: It is the recommendation of this report that after evaluation of all data, there is no need for further soil or groundwater studies or chemical analysis on soil and groundwater samples at this site. The ERA concludes there is no resonable evidence to suggest existing or potential environmental problems.

G.    LIABILITY:

G.1 This report is not a certification and in no way implies or envokes any warranty or guaranty.

G.2 In as much as the visual inspection of a site requires that certain assumptions be made regarding prior and existing conditions, and because some of these assumptions cannot be verified without expending great sums of additional money, or destroying otherwise adequate or serviceable portions of the site, the Engineer and his agents are not liable for claims, damages, losses, and expenses including attorney's fees arising out of or resulting from any subsequent discovery of contaminants not specifically discussed herein, acts of God, or any cause not attributable to Professional Design negligence.

                             END OF REPORT





/S/KARL M WALLACE

KARL M. WALLACE, P.E.                            KARL M. WALLACE
Consulting Engineer                                 REG No. 8642
                                                     REGISTERED
                                               PROFESSIONAL ENGINEER
                                                        IN
                                                 CIVIL ENGINEERING